Exhibit 10.21
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE QXO, INC. 2024 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of [DATE] (the “Grant Date”) between QXO, INC., a Delaware corporation (the “Company” or “QXO”), and [NAME].
This Performance-Based Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of performance-based restricted stock units (this “Award” and each such unit, a “PSU”) with respect to a target number of Shares (the “Target PSUs”) equal to [#], which Award is subject to the terms and conditions specified herein and is granted to you under the QXO, Inc. 2024 Omnibus Incentive Compensation Plan (the “Plan”). This Award provides you with the opportunity to earn Shares, subject to the terms of this Award Agreement.
You must affirmatively acknowledge and accept this Award Agreement within 120 days following the Grant Date. A failure to acknowledge and accept this Award Agreement within such 120 day period may result in forfeiture of this Award, effective as of the 121st day following the Grant Date.
THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN INCLUDING THE PLAN RULES AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 9 OF THIS AWARD AGREEMENT. BY ACCEPTING THIS AWARD, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.
SECTION 1.The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.
SECTION 2.Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:
“Annual Reset PSUs” means [50% of the Target PSUs. The Annual Reset PSUs are divided into three tranches (each, an “Annual Tranche”) with the first Annual Tranche consisting of 25% of the total number of Target PSUs and each of the second and third Annual Tranche consisting of 12.5% of the total number of Target PSUs.]
“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.
“Cause” has the meaning given to such term in the Plan; provided that if, at the applicable time, you are party to an Employment Agreement or you are a participant in the Severance Plan, then Cause has the meaning given to such term in the Employment Agreement or the Severance Plan, as applicable
“Cliff PSUs” means the [50% of the Target PSUs that are not Annual Reset PSUs. The Cliff PSUs are treated together as a single tranche (the “Cliff Tranche”).]
“Determination Date” means the date following the completion of a Performance Period on which the Committee certifies the level of achievement of the Performance Goal, which shall be no later than 45 days following the end of the applicable Performance Period. After the occurrence of a Change of Control, the Determination Date shall refer to the last day of the applicable Performance Period.

“Disability” has the meaning given to such term in the Company’s (or as, relevant, any Affiliate’s) long-term disability plan applicable to you; provided that if, at the applicable time, you are party to an Employment Agreement or you are a participant in the Severance Plan, then Disability has the meaning given to such term in the Employment Agreement or the Severance Plan, as applicable.
“Earned PSUs” means the number of PSUs subject to an Annual Tranche or subject to the Cliff Tranche that are earned based on the actual level of achievement of the applicable Performance Goal, as certified by the Committee on the Determination Date, or that are otherwise earned in accordance with this Award Agreement. The number of Earned PSUs may range from [0% to [###]%]1 of the number of Target PSUs.
“Employment Agreement” means any individual employment agreement between you and the Company or any of its Subsidiaries, as in effect from time to time.
“Good Reason” if, at the applicable time, you are party to an Employment Agreement or a participant in the Severance Plan, has the meaning given to such term in your Employment Agreement or the Severance Plan, as applicable. If, at the applicable time, you are not party to an Employment Agreement and you are not a participant in the Severance Plan, then the term Good Reason shall not apply to you.
“Performance Goal” means each market-based performance goal applicable to each Annual Tranche or the Cliff PSUs, as set forth in Exhibit A.
“Performance Period” means for the first Annual Tranche, the period commencing on the Grant Date and ending on December 31, [####]; for each of the remaining Annual Tranches, the period commencing on January 1 and ending on December 31 of each of the [####] calendar years, respectively; and for the Cliff Tranche, the period commencing on the Grant Date and ending on December 31, [####].
“Per Tranche Target PSUs” means with respect to each Annual Tranche and with respect to the Cliff Tranche, the portion of the Target PSUs that is subject to such tranche.
“Section 409A” means Section 409A of the Code, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.
“Severance Plan” means the QXO, Inc. Severance Plan, as in effect from time to time.
SECTION 3.Vesting and Settlement.
(a)Regularly Scheduled Vesting. Except as otherwise provided in this Award Agreement, the Earned PSUs (if any) relating to each Annual Tranche or to the Cliff Tranche, as applicable, determined based on the actual level of achievement of the Performance Goal relating to the applicable Performance Period as certified by the Committee, shall vest on the applicable Determination Date for such Performance Period contingent upon your continued employment through such Determination Date. Except as otherwise provided in this Award Agreement, no PSUs shall be earned and payable with respect to the Award unless the Committee has certified the actual level of achievement of the Performance Goal with respect to the applicable Performance Period for a relevant portion of the Award. The Committee shall have sole discretion to determine the actual level of achievement of the Performance Goal.
1 Range of Earned PSUs varies by award recipient.

(b)Termination of Employment. Notwithstanding anything to the contrary in this Award Agreement or the Plan but subject to Section 3(c) and subject to any more favorable provisions regarding treatment on termination of employment set forth in your Employment Agreement, if applicable, all unvested PSUs will be forfeited upon your termination of employment for any reason prior to the corresponding Determination Date, except that:
(i)Death. If, by reason of your death, your employment terminates while PSUs remain outstanding, you will vest in full in the Target PSUs that remain outstanding at the time of your termination of employment, except that (A) if your employment terminates after the end of a Performance Period but prior to the Determination Date for such Performance Period, then rather than vesting in the Target PSUs associated with such Performance Period, you shall vest as of such Determination Date in the Earned PSUs for the Annual Tranche (and, if applicable, the Cliff Tranche) relating to such completed Performance Period and (B) if your termination of employment occurs after a Change of Control, then rather than vesting in the Target PSUs, you will instead vest in full in the number of Earned PSUs (computed in accordance with Section 3(c)) that remain outstanding at the time of your termination of employment.
(ii)Disability, Involuntary Not for Cause Termination or Resignation for Good Reason (other than During a CIC Period). Except as otherwise provided by Section 3(b)(iii) below with respect to a CIC Period (as defined below), if by reason of your Disability, your involuntary termination by the Company without Cause, or your resignation for Good Reason as defined in your Employment Agreement, if applicable (A) your employment terminates during a Performance Period, you shall vest as of the date of your termination of employment in a prorated portion of the Per Tranche Target PSUs for each of the Annual Tranche that corresponds to the Performance Period in which your termination of employment occurs and for the Cliff Tranche, with such prorated portion (calculated separately for each of the Annual Tranche and the Cliff Tranche) equal to the Per Tranche Target PSUs for the Annual Tranche or the Cliff Tranche, as applicable, multiplied by a fraction, the numerator of which is the total number of days from and excluding the first day of the applicable Performance Period to and including the date of your termination of employment and the denominator of which is the total number of days in the applicable Performance Period; and (B) your employment terminates after the end of a Performance Period but prior to the Determination Date for such Performance Period, you shall vest as of such Determination Date in the Earned PSUs for the Annual Tranche (and, if applicable, the Cliff Tranche) relating to such completed Performance Period. All remaining outstanding unvested PSUs that do not vest pursuant to the immediately preceding sentence (including all unvested PSUs that correspond to a Performance Period that has not yet commenced as of the date of your termination of employment) shall be forfeited. If your termination of employment due to your Disability or involuntary termination by the Company without Cause occurs after a CIC Period, then for purposes of applying the foregoing provisions of this Section 3(b)(ii), with respect to subclause (A), the reference to “Per Tranche Target PSUs” shall instead refer to the total number of Earned PSUs (computed in accordance with Section 3(c)) that correspond to the Performance Period during which your termination of employment occurs and subclause (B) shall not apply.
(iii)Disability, Involuntary Not for Cause Termination, or Resignation for Good Reason during a CIC Period. If, during the two-year period commencing on a Change of Control (the “CIC Period”), your employment terminates by reason of your Disability, your employment is involuntarily terminated by the Company without Cause or you resign for Good

Reason, then all Earned PSUs (computed in accordance with Section 3(c)) that remain outstanding at the time of your termination of employment will immediately vest.
(c)Change of Control. In the event of a Change of Control, the number of Earned PSUs will be calculated and determined by the Committee immediately prior to the Change of Control in accordance with clauses (i), (ii), (iii) and (iv) below. Such Earned PSUs shall remain outstanding and shall vest subject to your continued employment through the applicable Determination Date, except as otherwise provided in Section 3(b):
(i)if the Change of Control occurs within 45 days after the completion of a Performance Period for an Annual Tranche (and, if applicable, for the Cliff Tranche), the Earned PSUs for the applicable Annual Tranche (and, if applicable, for the Cliff Tranche) will be determined by the Committee prior to the Change of Control based on actual performance results for the applicable Performance Period;
(ii)for the Performance Period corresponding to an Annual Tranche in which the Change of Control occurs, the Earned PSUs for such Annual Tranche shall be equal to the greater of (A) 100% of the Per Tranche Annual PSUs for such Annual Tranche and (B) the number of PSUs that would be earned pursuant to such Annual Tranche assuming that such Performance Period terminated on the second to last Business Day prior to the Change of Control and using the value of the Change of Control consideration paid in respect of each outstanding Share (as determined by the Committee) to determine the Ending Price for the Shares;
(iii)for each Performance Period corresponding to an Annual Tranche that has not commenced as of the date of the Change of Control, the Earned PSUs for such Annual Tranche shall be equal to the greater of (A) 100% of the Per Tranche Annual PSUs for such Annual Tranche and (B) the number of PSUs that would be earned pursuant to such Annual Tranche based on the CIC Cumulative Percentage (as defined in Exhibit A); and
(iv)if the Change of Control occurs during the Performance Period for the Cliff Tranche, the number of Earned PSUs for the Cliff Tranche shall be equal to the greater of (A) 100% of the Per Tranche Target PSUs for the Cliff Tranche and (B) number of PSUs that would be earned pursuant to the Cliff Tranche based on the CIC Cumulative Percentage.
(d)Any PSUs that do not become Earned PSUs by operation of clauses (i)-(iv) shall be permanently forfeited upon the date of the Change of Control for no consideration. If the Earned PSUs as determined pursuant to clauses (i)-(iv) are not replaced in compliance with Section 8(b) of the Plan, then such Earned PSUs shall vest immediately upon the completion of the Change of Control as described in Section 8(e) of the Plan.
(e)Settlement of Award. If Earned PSUs vest pursuant to the foregoing provisions of this Section 3, then as soon as practicable following the date on which such Earned PSUs become vested and no later than 30 days thereafter, the Company shall deliver to you or your legal representative one Share for each Earned PSU that has become vested.
SECTION 4.No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the PSUs subject to this Award Agreement unless and until Shares are actually issued in settlement of this Award.

SECTION 5.Non-Transferability of PSUs. Unless otherwise provided by the Committee in its discretion, PSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of PSUs in violation of the provisions of this Section 5 and Section 9(a) of the Plan shall be void.
SECTION 6.Withholding: Consents.
(a)Withholding. The delivery of Shares pursuant to Section 3 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 6(a) and Section 9(d) of the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any PSUs, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of the PSUs, unless otherwise determined by the Committee such withholding tax liability shall be satisfied by the Company withholding from the number of Shares you would be entitled to receive upon settlement of the PSUs, a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.
(b)Consents. Your rights in respect of the PSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).
SECTION 7.Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 8.Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
SECTION 9.Arbitration and Consent to Jurisdiction. The provisions of the Employment Agreement or Confidential Information Protection Agreement between you and the Company relating to arbitration and consent to jurisdiction shall apply to this Award Agreement as if set forth herein, mutatis mutandis. If you are not party to an Employment Agreement or Confidential Information Protection Agreement with the Company, then any claims you wish to make arising out of or relating to this Agreement will be resolved by binding arbitration before a single arbitrator in the State of Delaware, or at another location as mutually agreed upon by the parties, administered by the American Arbitration Association (“AAA”) in accordance with its Employment Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision does not apply to claims that, under law, may not be subject to a pre-dispute arbitration agreement. Notwithstanding anything to the contrary under the Rules of the AAA or the general grant of authority to the arbitrator contained herein, the arbitrator shall have no jurisdiction or authority to compel any class or collective claim, to consolidate different arbitration proceedings or to join any other party to any arbitration between you and the Company. The arbitrator shall, for all such claims you wish to file, have the exclusive authority to determine the applicability, interpretation and enforceability of this Agreement, but shall have no jurisdiction or authority to compel any class or collective claim or to join any other party to an arbitration between you and the Company.
SECTION 10.Notice. Except as otherwise provided, the Company may give you notice at your last known principal residence listed on the Company’s records. You, in turn, may give the Company notice to QXO, Inc., Five American Lane, Greenwich, CT 06831, Attention: Chief Legal Officer. Either you or the Company may provide another address for notice by written notice to the other. Notice is deemed given as follows: (a) when delivered personally; (b) four (4) days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or (c) one (1) day after it is sent by overnight courier service via UPS or FedEx.
SECTION 11.Governing Law. The validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
SECTION 12.Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include,” “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to.” The term “or” is not exclusive.
SECTION 13.Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 14(c) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the PSUs shall be subject to the provisions of Section 7(c) of the Plan).
SECTION 14.Section 409A.
(a)It is intended that the provisions of this Award Agreement comply with Section 409A or an applicable exemption thereunder, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with such intention.
(b)If, at the time of your separation from service (within the meaning of Section 409A), (i) you are a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Agreement), on the first Business Day after such six-month period. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulations Section 1.409A-2(b)(2)(iii).

(c)Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.
SECTION 15.Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.
SECTION 16.Lock-Up. All Shares received on settlement of the Award (net of applicable tax withholding) shall be subject to a lock-up from the date hereof until [DATE] on sales, offers, pledges, contracts to sell, grants of any option, right or warrant to purchase, or other transfers or dispositions, whether directly or indirectly; provided, however, that such lock-up may be waived in the sole discretion of the Committee and shall not apply after a Change of Control or after your death.
SECTION 17.Securities Trade Monitoring Policy. Unless otherwise elected by the Committee, you are required to maintain a securities brokerage account with the Company’s preferred broker in order to receive any Shares issuable under this Award, in accordance with the Company’s securities trade monitoring policy (the “Trade Monitoring Policy”). Any Shares issued to you pursuant to this Award Agreement shall be deposited in your account with the Company’s preferred broker in accordance with the terms set forth herein. You hereby acknowledge that you have reviewed, and agree to comply with, the terms of the Trade Monitoring Policy, and that this Award, and the value of any Shares issued pursuant to this Award Agreement, shall be subject to forfeiture or recoupment by the Company, as applicable, in the event of your noncompliance with the Trade Monitoring Policy, as it may be in effect from time to time.
SECTION 18.Recoupment of Award. You acknowledge and agree that in accordance with Section 9(n) of the Plan, the Company may recoup all or any portion of this Award in accordance with any compensation recovery policy maintained by the Company, as in effect from time to time, including any such policy mandated by applicable law or Applicable Exchange rules. This Section 18 and Section 9(n) of the Plan shall not be the Company’s exclusive remedy with respect to such matters.
SECTION 19.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on this Award and on any Shares acquired upon settlement of this Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

QXO, INC.
By
/s/ Josephine Berisha
Name: Josephine Berisha
Title: Chief Human Resources Officer

[NAME]

Exhibit A

Performance Goals

A-1